Exhibit 3.3

ARTICLES OF INCORPORATION
OF
CENTURY HELICOPTERS, INC.

The undersigned natural persons of the age of twenty-one (21) years or more, acting as incorporators of a corporation (hereinafter sometimes referred to as the “Corporation”) under the provisions of the Colorado Corporation Code (hereinafter sometimes referred to as the “Code”), adopt the following Articles of Incorporation:
ARTICLE I.

Name
The name of the corporation is CENTURY HELICOPTERS, INC.
ARTICLE II.

Period of Duration
The corporation shall exist in perpetuity.
ARTICLE III.

Purposes and Powers
The purposes for which the Corporation is organized are as follows:
(a)General Purposes: To engage in the full spectrum of new and used sales of helicopters and component parts, including service, major airframe and powerplant work, charter and aircraft rental, contract work, all forms on agricultural undertakings, and flight training.
(b)To purchase, to receive by way of gift, subscribe for, invest in, and in all other ways acquire, import, lease, possess, maintain, handle on consignment, own, hold for investment or otherwise use, enjoy, exercise, operate, manage, conduct, perform, make, borrow, guarantee, contract in respect of, trade and deal in, sell, exchange, let, land, export, mortgage, pledge, deed in trust, hypothecate, encumber, transfer, assign and in all other ways dispose of, design, develop, invent, improve, equip, repair, alter, fabricate, assemble, build, construct, operate, manufacture, plant, cultivate, produce, market, and in all other ways (whether like or unlike any of the foregoing), deal in and with property of every kind and character, real, personal, or mixed, tangible or intangible, wherever situated and however held, including, but not limited to, money, credits, choices in action, securities, stocks, bonds, warrants, script, certificates, debentures, mortgages, notes, commercial paper and other obligations and evidences of interest in or indebtedness of any person, firm or corporation foreign, domestic, or of any government, or subdivision or agency thereof, documents of title, and accompanying rights, and every other kind and character of personal property, real property (improved or unimproved), and the products and avails thereof, and every character of interest therein and appurtenances thereto, including, but not limited to, mineral, oil, gas and water rights, all or any part of any going business and its incidents, franchises, subsidies, charters, concessions, grants, rights, powers, or privileges, granted or conferred by any government or subdivision or agency thereof, and any interest in or part of any of the foregoing, and to exercise in respect thereof all of the rights, powers, privileges, and immunities of individual owners or holders thereof.
(c)To hire and employ agents, servants and employees, and to enter into agreements of employment and collective bargaining agreements, and to act as agent, contractor, trustee, factor or otherwise, either alone or in company with others.
(d)To promote or aid in any manner, financially or otherwise, any person, firm, association or corporation, and to guarantee contracts and other obligations.
(e)To let concessions to others to do any of the things that this corporation is empowered to do, and to enter into, make, perform and carry out, contracts and arrangements of every kind and character with any person, firm, association or corporation, or any government or authority of subdivision or agency thereof.
(f)To carry on any business whatsoever that this corporation may deem proper or convenient in connection with any of the foregoing purposes or otherwise, or that it may deem calculated, directly or indirectly, to improve the interests of this corporation, and to do all things, specified in the Colorado Corporation Code, and to have and to exercise all powers conferred by the laws of the State of Colorado on corporations formed under the laws pursuant to which and under which this Corporation is formed, as such laws are now in effect or may at any time hereafter be amended, and to do any and all things hereinabove set forth to the same extent and as fully as natural persons might or could do, either alone or in connection with other persons, firms, associations, or corporations, and in any part of the world.
The foregoing statement of purposes shall be construed as a statement of both purposes and powers, shall be liberally construed in aid of the powers of this Corporation, and the powers and purposes stated in each clause shall, except where otherwise stated, be in no wise limited or restricted by any term or provision of any other clause, and shall be regarded not only as independent purposes, but the purposes and powers stated shall be construed distributively as each object expressed, and the enumeration as to specific powers shall not be constructed as to limit in any manner the aforesaid general powers, but are in furtherance of, and in addition to and not in limitation of said general powers.
ARTICLE IV.

Stock
Section 1.Generally. The total capital of the corporation shall consist of fifty thousand (50,000) shares of capital stock, without par value. Any and all such (Authorized) shares may be issued by the Corporation from time to time for such consideration in money, property, or services as may be fixed from time to time by the Board of Directors. All such shares shall be fully paid and non-assessable.
Section 2.Dividends. The holders of the capital stock shall be entitle to receive, when as declared by the Board of Directors as defined in the Code, dividends payable either in cash, property, or in shares of the capital stock of the Corporation, or in any combination thereof.
Section 3.Shares Not To Be Divided Into Classes. The shares of the Corporation are not to be divided into classes.
Section 4.No Shares Issued in Series. The Corporation is not authorized to issue shares in series.
Section 5.Cumulative Voting. Cumulative voting of shares in the election of directors shall not be allowed.
Section 6.Pre-emptive Rights. Holders of shares of the Corporation shall have pre-emptive rights to the purchase of previously unissued shares or shares held in the treasury of the Corporation, or, except as may otherwise be provided by amendment to these Articles of Incorporation, shares hereafter authorized by amendment to these Articles of Incorporation.
(a)Transferability. The Board of Directors that are authorized, pursuant to proper Board action to adopt a stock redemption agreement or such other agreement or restriction as they may deem appropriate affecting the transferability of the corporation shares which may be retrospective and binding on shares issued prior to the date of such adoption.
ARTICLE V.

Provision for Regulation of
The Internal Affairs of the
Corporation.
Section 1.Meetings of Shareholders. Meetings of the shareholders of the Corporation may be held at such place, either within or without the State of Colorado, as may be provided in the Code of By-Laws. In the absence of such provision, all meetings shall be held at the registered office of the Corporation in the State of Colorado.
Section 2.Meetings of Directors. Meetings of the Board of Directors of the Corporation, regular or special, may be held either within or without the State of Colorado.
Section 3.Code of By-Laws. The initial code of By-Laws of the Corporation shall be adopted by its Board of Directors. The powers to alter, amend, or repeal the Code of By-Laws, or to adopt a new Code of By-Laws, shall be vested in the Board of Directors. The Code of By-Laws may contain any provision for the regulation and management of the affairs of the Corporation not inconsistent with the Code, or these Articles of Incorporation.
Section 4.Interest of Directors in Contracts. Any contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the Corporation and any corporation or association of which one or more of its directors are shareholders, members, directors, officers or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence of said director or directors at the meeting of the Board of Directors of the Corporation, which acts upon, or in reference to, such contract or transaction, and notwithstanding his or their participation in such action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall, nevertheless, authorize, approve and ratify such contract or transaction by a vote of the majority of the directors present, including interested director or directors. This section shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable thereto.

Section 5.Indemnification of Officers. The Board of Directors of the Corporation shall have the power to indemnify any director or officer of this Corporation, or any person who may have served at its request as an officer or director of another corporation in which this Corporation has shares of capital stock or of which this Corporation is a creditor, or otherwise interested, and the personal representatives of all such persons, against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceedings in which he is made a party by reason of being or having been such director or officer, except in relation to matters as to which he shall be adjudged in such misconduct in the performance of duty. “Expenses actually and necessarily incurred” shall be deemed to include the cost of such director or officer of reasonable settlements made with the consent of the Corporation, including amounts paid with such consent upon a plea of nolo contender, or similar plea. Such indemnification shall not be deemed exclusive of any other right to which the director or an officer may be entitled, under any By-Law, agreement, vote of shareholders, or otherwise.
ARTICLE VI.

Amendments
These Articles of Incorporation may be amended, altered or repealed in the manner prescribed by the Code.
ARTICLE VII.

Initial Office and Agent
Section 1.Generally. The address of the initial registered office of the Corporation is 2230 Iroquois, Fort Collins, Colorado 80524.
Section 2.Registered Agent. The name of the initial registered agent at the address is N. Larry Hansen.

ARTICLE VIII.

Board of Directors
Section 6.Generally. The business and affairs of the Corporation shall be managed by a board of not less than three (3), nor more than seven (7) directors, as such number may be determined from time to time by the By-Laws of the Corporation. No decrease in the number shall have the effect of shortening the term of any incumbent director.
Section 7.Initial Board of Directors. Until the first annual meeting of shareholders, or until successors have been elected and qualified, the board shall consist of the following persons:

NAME	ADDRESS
N. Larry Hansen	2230 Iroquois, Fort Collins, Colorado 80524
Mary J. Hansen	2230 Iroquois, Fort Collins, Colorado 80524
Norman E. Hansen	301 Main Street, Broomfield, Colorado 80020

ARTICLE IX.

Incorporators

NAME	ADDRESS
Samuel L. Anderson	P.O. Box 2166, Fort Collins, Colorado 80522
Robin Wick	P.O. Box 2166, Fort Collins, Colorado 80522
Mayo Sommermeyer	P.O. Box 2166, Fort Collins, Colorado 80522

IN WITNESS WHEREOF, the undersigned being all of the incorporators designated in Article IX, executed these Articles of Incorporation and certified to the truth and the facts stated therein this  18th  day of      September     , 1978.

STATE OF COLORADO    )
    ) ss.
COUNTY OF LARIMER    )
I,      Carolyn E. Farrar                                        , a notary public, hereby certify that on the      28th      day of      September     , 1978, A.D. personally appeared before me, Samuel L. Anderson, Robin Wick and Mayo Sommermeyer, who being first duly sworn, severally declared that they are the persons who signed the foregoing instrument as incorporators, and that the statements therein contained are true.
IN WITNESS WHEREOF, I have hereunto set my hand and seal this      28th      day of      September     , 1978.
My commission expires:      9/10/80